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inuvo vertro

Merger Presentation

October 18, 2011

inuvo vertro™

Forward-looking Statements

Certain statements in this presentation relating to Inuvo®, Inc. ("Inuvo") or Vertro, Inc ("Vertro") contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements included in this presentation are based on information available to Vertro and Inuvo as of the date hereof and Vertro and Inuvo assume no obligation to update any forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to the strategy, markets, synergies, costs, efficiencies, and other anticipated financial impacts of the proposed transaction; the combined company's plans, objectives, expectations, and intentions with respect to future operations; approval of the proposed transaction by stockholders of Inuvo and Vertro; the satisfaction of closing conditions to the proposed transaction and the timing of the proposed transaction. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and Vertro and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to, the possibility that the proposed transaction is delayed or does not close, including due to the failure to receive required stockholder approvals, the taking of governmental action (including the passage of legislation) to block the transaction, or the failure to satisfy other closing conditions, and the possibility of adverse publicity or litigation, including an adverse outcome thereof and the costs and expenses associated therewith. Additional key risks are described in the filings made by each of Inuvo and Vertro filed with the U.S. Securities and Exchange Commission, including their respective Form 10-Ks for the year ended December 31, 2010, and Form 10-Qs for quarters ended March 31, 2011 and June 30, 2011.

2

Key Transaction Terms

- Consideration: 100% stock
- Offer Price: 1.546 shares of Inuvo per Vertro share
- Operations: Peter Corrao, President and CEO
- Board/Governance: Rich Howe, Executive Chairman, 7 Member Board
  - (3 Inuvo + 3 Vertro + 1 new/independent board member)
- Timing: Late Fourth Quarter 2011 or First Quarter 2012
- Approvals: Inuvo and Vertro stockholders
- Closing Conditions:
  - Registration of shares issued to Vertro stockholders on Form S-4
  - Approval of Stockholders of each company
  - Approval of listing of shares on the NYSE Amex
  - Execution of new credit agreement for the combined company
  - Other customary closing conditions

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inuvo vertro™

Strategic Considerations

- A stronger core business, providing more scale from which to attract advertisers, publishers and consumers.
- Overlapping public company operating expense synergies.
- Single supplier risk mitigation through stronger relationships with major suppliers.
- An existing install and distribution capability through ALOT for Inuvo's consumer facing innovations.
- A stronger business from which to access both debt and capital markets to fuel growth.
- Two very seasoned and experienced digital marketing teams.

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inuvo vertro™

Digital Media Scale:

The Combined Company creates a serious competitor in the marketplace

A vibrant app platform and marketplace with hundreds of relevant consumer apps

A search marketplace that experiences approximately 240 million search queries per month.

Client software on the desktops of over eight million users.

Search the Web
Web Search
facebook

http://www

A technology foundation that serves ads into tens of thousands of web pages on over 25 thousand web sites per month.

Approximately 2.5 Billion page views a year.

A distribution capability that experiences in excess of 20 million revenue generating clicks per month.

Access to over 132 million unique Internet users each and every month when combining both companies' audiences.

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inuvo vertro™

Operating Expectations

- Create a significant and aggressive player in the multi-platform distribution and internet publishing arena.
- Monetize traffic across diverse revenue models.
- Capitalize on expertise in search, creating both revenue and advertising buying synergies.
- Leverage existing ALOT distribution to scale BargainMatch® revenues, while increasing retention of the ALOT user.
- Leverage existing ALOT distribution to scale Kowabunga® revenues, while further increasing retention of the ALOT user.
- Diversify revenue streams, independent of any one partnership
- Create $2.4mm in annual operating synergies.
- Fund innovation and growth through an enhanced credit facility.

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inuvo vertro™

General Considerations

The Combined Company, Inuvo, Inc. (NYSE AMEX: INUV) is expected to:

- Be better positioned to accelerate innovative opportunities, enabling it to leap-frog the competition in multi-platform distribution.
- Leverage the combined teams' digital media experience.
- Have significantly lower operating costs.
- Be headquartered in the digital media heart of New York City.
- Be listed on the NYSE Amex.
- Have a seven-member board comprised of three members from Inuvo, three from Vertro and one new independent member to be appointed.

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inuvo vertro™

Transaction Notes

- The completion of the merger is conditioned upon, among other conditions, registration of the shares issued to Vertro stockholders on a Registration Statement on Form S-4, approval from stockholders of Vertro and Inuvo, approval of NYSE Amex and other customary closing conditions. As a result, the merger may not be consummated. The two companies' respective stockholders are expected to vote on the merger agreement and the merger, among other things, at stockholder meetings expected to be held in the fourth quarter of 2011 or the first quarter of 2012. Assuming approval of the transaction by the respective stockholders, and the satisfaction of all closing conditions, it is expect that the transaction will close immediately following the stockholder meetings.
- America's Growth Capital has served as financial advisor to Vertro, and Craig-Hallum Capital Group, LLC has served as financial advisor to Inuvo.

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INUVO
October 18, 2011
4:15 p.m. ET

OPERATOR: Good afternoon, and thank you for joining today's conference call. Joining me today are Inuvo's President and CEO, Rich Howe; and Chief Financial Officer, Wally Ruiz. From Vertro, we have CEO and President, Peter Corrao; and General Counsel, John Pisaris.

The slides that will be used on today's call are embedded in the webcast which is accessible from the investor section of the Inuvo website at www.inuvo.com and from the stockholders' information/event section of the Vertro website at www.vertro.com. A PDF of those slides was also filed as an Exhibit to the 8-K, each company filed today with the SEC.

I would like to remind everyone that today's comments include forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those expressed in the forward looking statements. These risks and uncertainties will be outlined at the end of this conference call and are also detailed in each company's filings with the SEC.

With that I will now turn the call over to Richard Howe. Rich?

RICHARD HOWE, PRESIDENT AND CHIEF EXECUTIVE OFFICER, INUVO, INC.: Thank you Melissa. And thanks everyone for joining us today. I would like to start the call off today by sharing with you some of the strategic considerations that drove our decision to combine these companies as announced in the press release dated October 17, 2011. Once I have done so, I would like to turn the call over to Peter Corrao, the Chief Executive Officer of Vertro, who will provide his view of the transaction, and share additional operational synergies we believe could be realized from the union.

Let me first express how excited both company's management teams and our Boards are about the immediate and future prospects of the new company. Both companies conducted market testing, extensive due diligence and a fairness analysis culminating in our announcement of the transaction on Monday. This afternoon, we would like to discuss with you the key terms of the transaction and to that end, we have prepared a presentation to help guide us.

Each of you have the ability the access that deck by visiting the Investor Relations section of either inuvo.com or vertro.com, where you will find links to register for the webcast. The Boards of the respective companies unanimously approved the transaction on Sunday evening, October 16, 2011. Under the terms of the deal, whose consideration will be 100 percent in stock, Vertro's stockholders will be entitled to receive 1.546 shares of Inuvo's stock for every one share of Vertro stock. We are excited to announce that Peter Corrao will serve as the President and Chief Executive Officer of the combined company.

The Board of the combined company will be made up of existing members of each company's current Board, with myself as Executive Chairman. That Board composition will be seven total members; three from each side including Peter and myself with one additional member to be selected by the six chosen members of the newly formed Board.

Subject to customary closing conditions, we conclude registration of the shares to be issued to Vertro stockholders on Form S-4, approval of listing of the shares on the New York Stock Exchange, AMEX, execution of a new credit agreement for the combined company and approval of our respective stockholders, we expect to be in a position to close the transaction either late in the fourth quarter or early in the first quarter of 2012.

Peter, myself, and our respective management team and Boards believe the combined company will be a much stronger digital media competitor than either company is today individually. Strategically, there were a number of exciting reasons to consider this transaction. And over the last 90 days of our due diligence and market testing, we have only become more confident that our original assumptions might be realized.

We share a strong core competency within the very competitive and growing sector of the economy, referred to as Internet-marketed. Together, our combined scale should position the newly combined company well in its effort to attract and retain the three primary constituents within that sector. They are respectively; advertisers, publishers, and consumers.

Independently, we operate today two relatively small public companies whose size make it difficult to support the added cost burdens associated with the public. Together, through the elimination of one set of these costs, along with other overlapping operational costs, we believe we can more adequately support our continued public market listing.

Peter will comment more on these cost reductions later in the discussion. And for stockholders, we expect there will be an enterprise value increase to the cost savings alone. We've heard through our conversations with many of you a desire to expand our advertising supplier agreements. And as a result, reduce the concentration we both have on any one such supplier. This transaction accomplishes this objective. And as a result should help mitigate this potential risk going forward.

Distribution, or perhaps better defined as access to consumers is one of the most important success factors associated with Internet marketing. In this regard the existing Vertro ALOT direct-to-consumer marketing experience and existing user base provide an excellent platform for the distribution of Inuvo's BargainMatch and Kowabunga powered consumer applications.

As many of you know, we've already been working on it together as partners on BargainMatch. And we believe this application as well as other Inuvo applications will benefit the combined company both in the short and the long term. This transaction should allow the combined company which we expect to be financially stronger together than apart, to have easier access to additional capital, should it be required.

Interestingly, both companies share an existing banking relationship today with Bridge Bank. And we believe we will be able to expand that relationship as a result of this transaction.

And finally, we share management teams who are exceptionally experienced across multiple online and offline digital media markets and channels. We expect to retain this talent going forward, thus ensuring our innovation and market responsiveness continue for both companies.

For Inuvo, this combination has altered our strategic direction with respect to investments, principally in the Kidzadu website. If you will recall, this was presented as an opportunity to leverage certain pre and postnatal leads the company collects today. We've decided to table this investment in lieu of a concentrated focus on business lines more aligned with a potential to combined entities.

So, to summarize, we believe we share our core competency. We can immediately reduce operating expenses. We will have increased operating scale. We will have a reduced supplier concentration. We will have ready access to additional distribution for new products and improved availability of capital. These were among the many strategic considerations that drove our respective Boards to unanimously approve the deal.

Of these, the market facing and operational considerations were critical to the analysis. I would like to now turn the call over to Peter to help guide us through his rationale. Peter?

PETER CORRAO, PRESIDENT AND CHIEF EXECUTIVE OFFICER, VERTRO, INC.: Thanks Rich. Good afternoon everyone and thanks for joining us today. My comments will be in regards to our business going forward and our plans for capturing market share, the Internet marketing and digital sectors as well as the operational benefits of the combined company will provide us.

But before I begin, I would like to mention that we strongly encourage a lot of questions from you on today's call. This will provide Rich and I, an opportunity to best explain the strategic details of the transaction, as well as the company strategy going forward and importantly our enthusiasm for our growth prospects.

So as Rick mentioned, the combination of Inuvo's user base and strong distribution with the ALOT products will enable us to more aggressively compete in the multi-platform distribution and Internet publishing sector. The combination should allow us to monetize an enormous amount of traffic over diverse revenue streams such as search, e-commerce, display and affiliate programs.

The ALOT apps are geared to making the consumer experience easy and in doing so attract and retain users who engage in search. We are confident that combined with the users and distribution that Inuvo has, we will be able to attract an even more diverse set of consumers on a worldwide basis, as Vertro's products are available in eight languages in 20 various countries.

Inuvo's standalone products are a perfect complement to the ALOT app and brand strategy to attract users by operating simple easy-to-use apps suited to diverse consumer interest. Inuvo and Vertro's e-commerce brands are where we share the greatest affinity at this point.

You may recall over the summer, we released the ALOT Rewards App using Inuvo's BargainMatch as the backbone of the app itself. It's exactly these types of apps that we expect to build in order to retain our users. User retention is extremely important to our revenue model, and obviously the longer we retain the user the greater our lifetime value. Now our strategy will continue to be to attract and keep consumers and we anticipate the combination of both companies will further enhance our ability to do so synergistically.

In addition, on top of our search revenue model, we are very exciting about the new found ability to attract users who we believe will give us a significantly higher value through the revenue generating capabilities that the Inuvo products, that's just BargainMatch and Kowabunga and more, bring. To put numbers to the scale, the combined company is expected to access over 132 million unique Internet users per month. The search marketplace experiences 240 million search queries per month, and we anticipate approximately 2.5 billion page views annually.

As to distribution, we anticipate a network that will produce in excess of 20 million revenue generating clicks per month, along with an expanding app platform in marketplace that offers hundreds of relevant consumer apps, generating usage in the millions of clicks per month. The ALOT App bar and homepage combination are installed on desktops in over 8.5 million users. We also display hundreds and thousands of ads on over 25,000 websites per month. So, as you can see, the scope and size of our newly combined company will be truly impressive and expect to grow quickly from there.

Now, aside from the synergies in the two company's products and the potential they have, the combination should improve our bottom line. Our operational cost savings expectations are substantial. The expected savings are approximately 2.4 million annually obtained primarily through the elimination of redundant public company cost and operational efficiencies.

Furthermore, the location of our headquarters in New York gives us great access to talent from which to choose the best and brightest people to help build our company, in addition to the city's optimal location for developing potential new business leads giving us the opportunity to execute upon the right ones of our apps, products, and the company.

This is not to say that we are going to be operating solely out of New York. We have a dedicated team in Clearwater offices that is responsible for making Inuvo the company that is today. Our Florida team will continue to be integral component in our strategy of building and maintaining the Inuvo branded products as well as the assimilation of the Inuvo and ALOT products and brands.

In summary, this merger capitalized on increasing growth in the Internet user experience. The expected synergies and cost savings as a combined company and corporation makes sense for all parties involved and should achieve the goal of increasing shareholder value immediately and over the long haul. I am extremely excited at our company's potential ability to attract consumers in order to provide them with multiple options to engage in the Internet. We already have a sound foundation to build on. We believe that further opportunities at worldwide markets will be significant going forward. We are very proud of the ALOT brand and with Inuvo's products, we believe we have a stronger foundation upon which to grow.

I am looking forward to working with Rich, and we've already built a great report. I am equally thrilled to work with the rest of the Inuvo team to build cross-platform products that focus on consumers - worldwide consumers in our case, I might add, as the combined company. The combination of the two companies has all of us excited about our future growth potentials. The synergies we expect to realize are twofold, affecting both earnings and revenues. The anticipated cost savings should have an immediate effect on our earnings, while the combinations of the various products will enable us to offer increasingly rewarding benefits that will attract and retain the consumer which should increase revenues.

We believe we have formed an impressive company where the sum is truly greater than the parts, and that it will be a formidable player in the digital media market space. Our plan is to assimilate the company's operations and products as quickly as possible after the closing. And importantly, we expect to produce adjusted EBITDA profit, excluding deal cost, in the first combined quarter of operations.

Now, to reiterate what Rich mentioned earlier. With the guidance of our bankers, both companies conducted market testing, extensive due diligence and a fairness analysis. In Vertro's case, our Board determined that recommending this particular transaction would be in the best interest of our stockholders.

Now, with all that said, I will turn the call back over to the operator Anne Melissa, so that we can answer questions.

OPERATOR: Certainly. The floor is now opened for questions. If you do have a question, please press star one on your telephone keypad at this time. Questions will be taken in the order they were received. Any time a question has been answered, remove yourself from the queue by pressing one.

And ladies and gentlemen, if you have a question or comment, please press star one on your telephone keypad at this time. And also as a reminder, you may also send in your questions via the web. Please hold, while we poll for questions.

And we do have a phone question from Eric Martinuzzi. Please state your question.

ERIC MARTINUZZI: Thanks for taking my question and congratulations on the transaction. I do have several questions, but I want to start first with the products-service combination here. I am curious to know if you have in your mind an ideal consumer that benefits from - you know, could you describe who that consumer is and how they benefit from this merger, both BargainMatch, you know, the ALOT toolbars. Who is that ideal consumer? And based on the fact that you guys have been working together, do you have any evidence that that is a stickier consumer than what you had before?

CORRAO: So, yes, thanks Eric for you questions, and thanks for giving us the congrats. So let's talk about the basic premise and then I will talk about the consumer. Well, this is Peter talking, for those of you that may not know me. So, the gist of the story starts with, Vertro had a lot of distribution. And the distribution that we have mainly monitizes search and secondarily, but way secondarily, monitizes with consumers other of our products; affiliate marketing deals, sponsorship deals, and display ads and the like. But basic notion is that we will take ALOT's distribution along with Inuvo's more richer product offerings, more like websites, less like apps, and begin distributing those initially to US and Canadian consumers, and later to our worldwide distribution nets.

The benefit from that is while we might have, as an example, in the States, a lifetime value model that perhaps delivers $1.5 to $2 back for a consumer, the Inuvo products although we have not tested these enough to discern a lifetime value model. Eric, but you could be talking about lifetime value models from the product like the cashback opportunity in the $10 or $20. So here you've got an opportunity to go ahead and distribute while we make our margin the old-fashioned way through search. And on top of that, we integrate products that the Inuvo people have developed, where we can get innumerable more revenue. And consequent to that was once you offset the cost of building a product, it would all be margined to the bottom line since the distribution is already paid for. That's that.

The second part of your question then was who was the consumer to these products And I think we don't have evidence of this yet, but this is conjecture. I think that we've good a pretty good bench. The ALOT consumer in the States any ways, and we've got them all over the world as you know. Within the States, the ALOT consumer tends to be a little more suburban and rural than it does urban, tends to be a little bit more middle of the country and little less on the coasts, tends to be either a little bit younger or a little bit older, tends not to be a leading edge type of consumer or certainly a leading edge from a technology standpoint type of consumer. And I think that's a perfect match, with the two existing products that Inuvo has already launched in the States which is their cashback product for consumers and also the deal of the day product, called Kowabunga.

The only experience we've got so far is with cashback and it's a brand new experience. We downloaded to give you a sense in the tool bar realm just in the States, something like 10 million toolbars - not 10 million I wish - 10,000 toolbars, excuse me. Of those 10,000 toolbars that were cashback oriented, we've got a little over 1,000 cashback specific registrations. In the last month, and I mean a little in the month of October, we've gotten our first counts back from revenues ensuing from those consumers and it's too low yet - it's frankly too low yet for us to deliver a lifetime value. We don't have it yet to live it. But certainly as we work closely with the Inuvo guys, we will start to understand what they see as lifetime values. We will probably discount that and then set our expectations that way.

So, pretty exciting proposition I think, and I don't know of all things, maybe that was the key driver and that's one thing to get together. We think of add-ons into the app store is just kind of apps at Vertro. We care about those apps, mostly so that they attract consumers for us and retain consumers.

The Inuvo guys think about apps like cashback as a whole company. You know, they sort of set expectations that they would be driving revenue in its own profitability off of that, and I think the two together are a fabulous opportunity. I won't take so long on all the answers. Just that one Eric, because it's kind of key and core to why we are doing this.

MARTINUZZI: OK. And I was expecting something like kind of, you know, in ALOT homepage user that's got Kowabunga and BargainMatch wired into their browser and I was hoping you had evidence of maybe a lower churn rate for that type of subscriber. But it doesn't sound like you've got that.

CORRAO: Yes we've got evidence of the uptake, Eric. And we know that we can get into, accept it, but we have got so little time with it, we don't have the evidence on how long the - if the consumer stays longer with us and what the LTD is from the product on our end.

MARTINUZZI: OK. Let me jump on to my next question, which is cash. I am curious to know - obviously you guys haven't printed your Q3 yet, but what is the net cash balance here for Vertro and for Inuvo, the combination? And then there's going to be some cash cost to the merger, whether it's you know, legal fees, banker fees, severance, if there are (inaudible) using Bridge Bank money to do that? Is there enough working capital to handle this? How do we effect the transaction itself from a cash perspective?

CORRAO: That's a great question. So the deal assumes, by the way, that we get paid working line with the bank. Both companies just coincidentally utilized Bridge Bank today. Bridge Bank has extended our existing deals through to both companies, but in the meantime, is working with us as we speak to consolidate into one better deal for both companies that would be constructed, I think here in the next couple of weeks, Eric, certainly long before the close. But importantly, for the deal to close, many things have to happen. One of which is we've got to secure financing with the bank and the lead bank for us right now is Bridge Bank.

There's no anticipation at all that we would need money beyond what we already are talking with Bridge Bank about into 2012. And in fact, the company has anticipated to generate substantial cash flow throughout 2012. So all we need and I will let Wally give you more specifics. But really all we need is enough (inaudible) to get started really on closing and we begin generating cash strictly. Most of the cash, if not all of the cash that the company would use as one-time cash for the things you just talked about, Eric, specifically bankers and attorney's fees, listing fees and other sorts of things.

And we don't anticipate using anymore than what we were talking to Bridge Bank about. Now, we don't want to do this. But because Bridge Bank extended both companies that existing credit facilities into the new merged company, if that's the way it was we would be fine with that. Again, kind of like the Vertro story has been when we combine the two, once we get over the hump of the kind of day 1 considerations, we are off to the races from a cash flow standpoint of generating cash (inaudible) and don't think we have any cash troubles with the company. Wally, do you want to add anything.

WALLY RUIZ, CHIEF FINANCIAL OFFICER, INUVO, INC.: Well, I will just add, obviously Eric, we had to spend our time analyzing not only the cost at closing, but the available cash that would be on both company's side at the closing. And as Peter has said, we feel that there's enough cash. We forecasted that there is enough cash to cover those closing cost and then with the proposed arrangements that we will have with Bridge Bank, we will have more than enough availability to have effective cash to implement the plans that we had going forward.

MARTINUZZI: My last question and then I will turn over the microphone. The expense side, you talked about $2.4 million of operating - annual operating expense savings. Maybe I missed it, but I wasn't sure, was that just from the public company issues? Was that you know, reduction of duplicate...

CORRAO: Yes, the majority of that cost is public company cost. The minority of that cost is other duplicated costs and redundancies between the two companies. And importantly something to note is that there may have even been some more synergies recently so that they could keep themselves cash flow positive.

Inuvo, here in the last three weeks or four weeks has gone through a pretty severe reduction in force. I don't want to speak for them, but something like 20 people, I think something in that range. So, their headcount is down quite a bit already here, which of course would be realized into the new Co., because they have already let the employees go, it won't show up as redundancies in terms of synergy. So, we've anticipated that already, dropped our synergistic number, and are now working at some headcount synergies, but not full headcount synergies. And the consequence of that is the majority of the $2.4 million that we analyzed already is coming from public company cost.

MARTINUZZI: Thank you.

CORRAO: Thank you.

OPERATOR: And our next question comes from Michael Balkin. Michael, please state your question.

MICHAEL BALKIN: Hi Rich and Peter and congratulations on the merger. And as a large shareholder of both companies, we strongly endorse this deal because we see the synergies that do occur between the two companies and we think that it addresses the weaknesses that each company has with their customer concentrations. It helps dilute that a little bit, but also we see some of the operating synergies. But, with that said, Peter, maybe you could address a question in terms of the process that you went through to evaluate all the different strategic alternatives that might have been available to you, maybe discuss that a little bit. And then my second question was maybe, tell us a little bit more about how you with Rich are going to divide up the different responsibilities here and how you see that relationship going forward?

CORRAO: OK. Hi Mike, I will answer the first question and Rich maybe you answer the second question. So remember what it was, I will forget by then. So I can only speak for my side, Mike, meaning the Vertro team, in terms of what myself, my management team, and my Board went through. But going back to early summer, we engaged with our bankers, America's Growth Capital, which is a bank that my Board - or even though we reviewed our bank alternatives again at that time, we successfully used America's Growth Capital in the past and already had a good relationship with them. We reviewed in person four or five different bankers and once again my Board selected Ben Howe and his team here at America's Growth.

After that they of course put a deck together for us. They certainly understand our business, the America's Growth Capital people. They thoroughly canvassed in our case, the worldwide market, because if you know most of our distributions not in the US, which would likely entail us to M&A type of activity was something perhaps less than even in the country.

From that thorough canvassing, the market we had detailed discussions with both financial partners and strategic partners with well over a dozen, and maybe as many as 20, where we had detailed discussions. And my Board decided at the end of that process that the best near-term and long-term value for our shareholders was the combination with the new Board. So that's our process; and our processes culminated, as Rich said, mine about Sunday at 2:00 or 2:30 when my Board voted unanimously to go ahead with this merger. So Rich, you want to talk about responsibilities...

HOWE: Thank you Peter, and Mike on our side, I will echo the process that Peter just described for his company. We had retained banking relationship with Craig-Hallum early this year and in fact around the same time that we raised some additional capital in the first quarter and we feel that the Board had included that, you know, we were looking transaction was probably a good idea in the context of lot of the rational reasons that we'd provided earlier in this conference call. And we did you know, go through a very, very similar process to that of Vertro, including like, they did with the belief that the Board level unanimously that this was a good transaction for shareholders.

As it relates to Peter and myself, I will say that you know, you go through a process when you are evaluating the deals, so you get to know each other. And I personally had got to know Peter pretty well in the last nine years or days and feel very comfortable that we will have a really strong working relationship. I am trying to focus my attention getting along the Board, on the strategic areas of the business, which will mean you know, will include innovations on the business and you know, additional merger and acquisition candidates that we might want to evaluate collectively. And then of course Peter will have the daily responsibility for running the business and managing teams; making sure we executive on all of the synergies that we have contemplated.

BALKIN: OK. Terrific. That's all I had. Thank you.

HOWE: Thanks Mike.

OPERATOR: And our next question comes from John Gilliam. Please state your question.

JOHN GILLIAM: Good afternoon gentlemen. Congratulations. As a seller and a user of the products of Inuvo and Vertro, I am extremely pleased with the transaction here and look forward to seeing how this pans out. I wanted to get an idea - part of Inuvo's strategic plan that was announced in Q2 involved the daily deals offering to California that would target small and rural market, college towns, et cetera. I want you to give us an idea of where we are with that and also what if any changes we should expect as a result of this merger?

JOHN PISARIS, GENERAL COUNSEL, VERTRO INC.: I will take that one, Peter. So - actually this is John. We have initiated and we continue to indicate that the only deal strategy is predicated on a couple of things as it relates to availability of deals. One was, you need to have coverage. So, our original strategy was to get as much deal inventory as possible across as many markets as we could possibly get. And I am happy that we have accomplished that goal. I think our deal count as of last week was well into the many thousands at this point.

Our secondary strategy and secondary doesn't mean least important here, just being in order of priority, was to go and get deals in the more rural markets. By the way, that if you were listening to Peter's dialog about the demographic as customer based along very well with the demographics of the Vertro ALOT customer base. That process is now gearing up quite extensively. And we have identified, as I said in the past, a number of partners that we might target. We have access to advertisers today in those rural markets and we believe that's an important strategy for us to gain market share in this very competitive right now daily deals market.

GILLIAM: OK. Thank you. The Inuvo search product, the old ValidClick, do you foresee being able to offer a Google AdWords - ad search version of that at some point down the road?

CORRAO: Yes - this is Peter, John and I will answer that one for you. So we've got at Vertro a contract with Google and a separate contract with Yahoo! And for sure, we are going to honor both of those contracts with those players. Rich's company at Inuvo too has a contract specifically with Yahoo! and then secondarily through Bing, because of Yahoo! to monetize their publishers, and for now everybody is going to for sure live up to the contract that they've got with their partners.

We kind of like the fact that we lose concentration. So somebody brought that up in an earlier question, perhaps it was Mike, but you know, we are looking at concentration thing now that you just put the two together and nothing happens. Your largest concentration would be about 42.5 percent from Google which is a good thing, down from 85 percent which it is for us as a stand or 80 percent, let's say if it is for us on standalone today. So that's a good thing.

So, there is always opportunity if you are dealing with more partners. We have great relationships with both - both companies have good relationships with Yahoo!. My company has got a great relationship with Google and Yahoo!, and we will pursue whatever we can to do the best for our shareholders, but we have not counted into the synergy on the revenue side any short of switching between Google and Yahoo! because our contracts don't allow for it. Now we have to wait until we get to the interim to see what happens.

GILLIAM: OK. Very good. Thank you, gentlemen.

CORRAO: Thank you.

OPERATOR: And our next question comes from Kris Lahiri (ph). Please state your question.

KRIS LAHIRI (PH): Gentlemen, congratulation on the merger. I think it's going to work very nicely. My question is, and I know you guys went over this on the call, but I just want to get it again from my notes. What is the estimated cost savings again at the merger?

UNIDENTIFIED PARTICIPANT: Yes. So it had two pieces to it. The cost savings as we stand right now, Kris (ph), would be $2.4 million between the two companies, and that number is down from what we had originally had anticipated but of course haven't shared with anybody but ourselves, because here in the last couple of weeks, Inuvo had to let go about 20 people so that they could keep themselves cash flow positive. So the 20 people that they just let go of course will be reflected in the combined company. That's the total cost plus the $2.4 million, so it goes back to cost savings that we are looking at pulling at initially.

That doesn't mean we are done. So as soon as we will get that done, we will of course be on the hunt for more and more efficiency. I will give you an example of things that happened, didn't put into our cost savings yet, Kris (ph), as an example because we haven't had the two companies together enough to explore it. But we currently share four - or between ourselves four co-location facilities that are expected. I don't think - this is my second day in Tampa. My first day actually in Tampa. My second time in this building but not since these guys were managing. And I think there is co-location savings there. Our co-locations are very expensive, that if you just pull one out, that's another big number that of course we are not talking about, but our notion is only give you what we know today and then forecast what we think can happen in the future.

LAHIRI (PH): Understood. Another question, do we have any idea how this will change overall margins or it's too early to dictate?

UNIDENTIFIED PARTICIPANT: Well I think the gross margins in these two companies - gross margin when we put the two together, would probably stay about the same except that remember as we get new revenues into the ALOT product portfolio, that the Inuvo product portfolio will have right now. I am anticipating once you get this sum cost of development behind us, that will be redistribution. So the ALOT revenues, which of course will be consolidated, should be dramatically better.

So Kris (ph), just so I can overly explain this for a second. If I am buying in the States for a dollar to get it downloaded to the ALOT toolbar. And I hope that we get back let's say, $1.50 in the cohort. And when I am saying cohort, I can deliver at no cost to us, as an example, the cashback component. And the consumer uptakes the cashback component, it looks about one in ten are baked in that one (ph) redistribution. Once we have learned whatever that margin is for cashback, would be 100 percent incremental margin on half of the ALOT products. Makes sense?

LAHIRI (PH): Absolutely. OK. Well, those were all my questions. Thank you so much for answering them and good luck.

UNIDENTIFIED PARTICIPANT: Thank you Kris (ph) for your questions.

OPERATOR: And the next question comes from Aram Fuchs. Please state your question.

ARAM FUCHS: Yes looking back on Vertro's adjusted EBITDA numbers and then extracting that excess cash and then looking at the current market price of Inuvo, it looks like it's just Inuvo is getting Vertro of mid-single digit multiple which is half of what the market is trading at. So I am disappointed in the price. Further, I think the synergies are applicable to any Internet media company. And so I just want to go over why you think the company is only worth mid-single digit earnings multiple and what specifically is in Inuvo that makes it more attractive that you put their equity which has many of the same problems of illiquidity and volatility that yourself? Thank you.

CORRAO: So let me start - I will let Rich answer too. So why we took their deal is an odd way to ask the question. But I guess when my Board reviewed it and when I reviewed this well, we simply thought for all the reasons that we have stated here this morning in the call, that the two companies together were stronger than they were apart. There's no doubt about that. So back to Kris' (ph) question that he just asked earlier. We think if we can keep our margins, meaning the ALOT margins, continuing, you could layer on top of the ALOT margins the product margins through the apps that would come to Inuvo product, we think there is a chance to make a bigger and better company out of it. That's in the near term.

In the long term, they've got talented people, we've got talented people, we think that there's pretty good match here made. And then secondly of course our bankers and my Board had to think through the near term results of what would happen with a merger like this and what the share swap net as it relates to large shareholders and they did. Along with that though, they also thought about long-term would be - and their sense and mine was a combination in the near-term, in the long-term would make a better company out of both.

Now that's one. Second piece is both companies - but let me speak for myself, I will let Rich speak for him. I don't know his to run it myself. Both companies were pretty small. It is hard to get any attention. So, the fact that we suffered these relatively low multiples is partially just a piece of scale to tell these were small, as an example, you know, you just took the two companies and added up the existing 2011 and 2010 numbers. You might come to something like $17 million (ph). What the big difference in where either company is today independently in the $30 million and $35 million range. So we think that we have become a little bit more meaningful, a little bit more noticed, simply by having a little bit more scale behind us. And that's the basic and that's - let me Rich answer this too.

HOWE: (inaudible) nice to meet you. Just a couple of things I might add on top of the questions you asked. The first is I have done I guess more M&A now in my career than I can remember. And I actually I know for fact that combining two companies in fact many times does not yield synergies and/or expense savings. So I think it might be categorizing things a little bit differently and say that you can bring the two companies together and still get the benefits. I don't think that's the case. That really becomes the case only when there is clear synergies and the management teams are willing and able to execute on this synergies. And I think in this case we have both abilities going for us.

One, there are some very clear synergies on the expense side, the growth side of these two companies that can and will be executed on. So that's point one. And then two, I believe that the multiple and the premium paid for Vertro and for Vertro shareholders was not significant. If you look back at the you know, trading companies and take a look at what the implied premium was on Vertro's stock at the closing, I think it was attractive deal. And when you combined with everything that we discussed today on the phone, and the management team desire that they want to execute and our ability to compete more effectively in the marketplace, I personally, as a result of my experience, believe that this was a very good combination and to give stakeholders a nice premium in the future.

FUCHS: Great. Thanks for your time.

UNIDENTIFIED PARTICIPANT: Thank you.

OPERATOR: And once again, ladies and gentlemen, if you have a question or comment, please press star one on your telephone keypad at this time. Or you may also send in your questions via the web. (Inaudible) while we take a question from the web.

OPERATOR: Yes, we have a question from Stefan Kendia (ph) from LCM.

Stefan (ph) asked, can you please talk about any situation occurring that would potentially delay the close of the merger?

HOWE: Thank you for the question. It's Rich. I will take this. There are probably - there's probably nothing that's anticipated to get in the way of the closing of this situation. So maybe I will address this answering what could happen. As we mentioned earlier, you know, there is at least four things that we are pursuing right now that are important for the close. You know, the SEC review, the S-4 filing, proxy to the shareholders, and then the stock exchange listing. Now that that being said, there are a couple of things that haven't happened but could happen. And that includes any litigation that might occur between now and the close. And of course the change in either businesses - matured change in either businesses - business essentially.

OPERATOR: Does that conclude the answer to the question?

UNIDENTIFIED PARTICIPANT: Yes.

OPERATOR: All right. And we do have another phone question from Paul Gertzen. Please state your question.

PAUL GERTZEN: Hi Rich and Peter. Happy to hear about the two companies getting together. I just have one or two questions. When I was looking over the 8-K just quickly, there was a line in there that said Vertro will be the surviving corporation. So I was curious about that and I wondering like when this is all done and completed, will we be trading under the Vertro symbol or will be trading under the Inuvo symbol?

RUIZ: Hi Paul, this is Wally. I think you are referring to the first paragraph of the press release where it talks about Vertro being merged into a subsidiary of Inuvo.

GERTZEN: Correct.

RUIZ: And so, that's Vertro will survive that merger but it will be a subsidiary of Inuvo. So at this point, what we are anticipating is that we will be on the American Stock Exchange as - and is the way it is now and we will continue trading under AMEX.

GERTZEN: OK. And my second question is Inuvo has always had a very, very good insider/institutional backing. I am curious about Vertro. And Peter, maybe you could answer this question, how would you answer that question as far as your company is concerned?

CORRAO: Yes we feel pretty comfortable as well, Paul, about our institutional backing. Interestingly, I think both of our largest shareholder is William Blair, and we share a common partner to William Blair there. We shake hands with probably 50 percent of owners of the company on a weekly and monthly basis, relative to a little of shares are out there trading in retail market. Management holds about 10 percent. So we haven't done - in fact, we talked about doing this today. We haven't done it company by company match of shareholders yet, where we've actually talked through, but I think we share a lot of common shareholders. And I wouldn't be surprised if institutional ownership between the two is very similar.

GERTZEN: Well then basically just roughly what would you say that the float would be between the two companies?

CORRAO: The (inaudible).

GERTZEN: The public float number of shares available.

UNIDENTIFIED PARTICIPANT: Well, when the transaction is over though, that we are expecting that there will over 22 million shares outstanding. And the public float has been about you know, 50 percent I think that's about the same for Vertro brand. I think less of Vertro. So it should be in that neighborhood.

GERTZEN: OK. That's all I have got and good luck to you.

CORRAO: Thank you Paul.

UNIDENTIFIED PARTICIPANT: And we do have another question from John Gilliam. Please state your question.

GILLIAM: Yes. A quick follow-up guys. And you may have addressed this already. I apologize I missed part of the answer session. Could you give me idea assuming that the deal closes let's say 12/31 of this year, what would the balance sheet look like? And what will the headcount be on Day 1?

UNIDENTIFIED PARTICIPANT: Yes, actually we did go through that. I will give you the headlines again, John. So what we said was the two companies together are going to require financing. Bridge Bank, just by chance, is the banker for both companies today independently. And Bridge Bank has extended our existing deals through to both companies. So we are in good shape there.

Secondly, we are working with Bridge Bank on a new combined deal. So either company independently or the new better combined Bridge Bank deal is fine with the company close with. And taking your assumed date of 12/31, we think we are in pretty good shape on that. What we further said was after our one-time cost for (inaudible) one-time cost for bankers and attorney and all of that would be counted as part of the deal.

After the one-time cost, including in that quarter, we thought we would be EBITDA profitable immediately. And after that first quarter, we thought we would be substantially cash generating throughout every quarter in the year as well. So we feel like we are in really great shape from a cash standpoint as we move forward.

Now, the deal does require that we get financing, put together between some bank and our preferred bank of course is the Bridge Bank we are already working with.

Headcount for the two companies will be somewhere near - you may have missed this too - we were recently talking about in the last couple of weeks, Inuvo has laid off around 20 people. So it's their headcount. If ours today is around 40 and theirs is around 25 or 20, that would be somewhere in the, you know, 55 and 60 range would be headcount on Day 1, split between New York and Tampa; the majority of the people, around 40, being in New York.

GILLIAM: OK. And so what would be, on Day 1, what would approximately how much debt would we have?

UNIDENTIFIED PARTICIPANT: Likely, the debt would just carry over that Inuvo has carried on its balance sheet. That fluctuates, but it runs about $3 million.

GILLIAM: OK. OK. Thank you. Thank you very much gentlemen.

UNIDENTIFIED PARTICIPANT: Thanks John.

OPERATOR: We have one more question from the webcast. The question is from Ben Kuwata (ph) from the 4-5-1 Group (ph).

The question is will slides be made available after the call? And yes, then the slides were being filed as a PDF, as an exhibit to the 8-K that each company filed today at SEC.

UNIDENTIFIED PARTICIPANT: Thanks Melissa answer the question. But yes they will be filed. Melissa, do we have any more questions that you know of?

OPERATOR: I think that concludes Q&A. So Rich, if you want to wrap up.

HOWE: Thank you Melissa and thank you everyone for attending the call today. We appreciate you taking the interest in Inuvo and Vertro. And we look forward to reporting our progress towards the close of this transaction and with that I will turn the call back over to Melissa. Melissa?

OPERATOR: This conference call contains forward-looking statements regarding future expectations about Inuvo's and Vertro's business, management plans for future operations, integration plans, or similar matters. The company's actual results could differ materially from those expressed or implied by these statements due to several important risk factors including those described in the Inuvo and Vertro's filings with the SEC and in yesterday's press release.

All forward-looking statements involved significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statement; many of which are generally outside of the control of Inuvo and Vertro and are difficult to predict. Example of such risks and uncertainties include, but are not limited to, the possibility that the proposed transaction is delayed or does not close due to the failure to receive required stockholder approvals, taking governmental action including the passage of legislation to block the transaction or the failure to satisfy other closing conditions and the possibility of adverse publicity or litigation including an adverse outcome thereof and the cost and expenses associated there with.

Additional information concerning other risk factors is contained in Inuvo's and Vertro's most recently filed annual reports on

Form 10-K, subsequent quarterly reports on Form 10-Q, recent current reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning Inuvo, Vertro, the proposed transaction or other matters that are attributable to Inuvo or Vertro or any person acting on their behalf are expressly held qualified in their entirety by the cautionary statements above. Neither Inuvo nor Vertro undertakes any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

In connection with the proposed merger, Inuvo and Vertro intend to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Inuvo and Vertro. The joint proxy statement/prospectus will describe the planned meeting at each of Inuvo and Vertro's stockholders and the registration of the securities of Inuvo to be issued in the merger. The joint proxy statement/prospectus will contain important information about Inuvo, Vertro, the proposed merger and related matters.

Inuvo and Vertro will mail the joint proxy statement/prospectus to the respective stockholders. Investors and security holders of Inuvo and Vertro are urged to read the joint proxy statement/prospectus and other relevant document that will filed with the SEC carefully and in their entirety when they become available because they will contain important information about the proposed transaction.

Investors and stockholders will be able to obtain free copies of all documents filed with the SEC including those by Inuvo and Vertro, when they become available at the website maintained by the SEC at www.sec.gov. Inuvo and Vertro make available free of charge at www.inuvo.com and www.vertro.com in the Investor section and the Financial Information section respectively, copies of materials they file with are furnished to the SEC. Investors and stockholders may also contact Inuvo at 727-324-0211 or Vertro at 646-253-0646 to receive copy of the documents that each company files with or furnishes to the SEC.

Inuvo, Vertro, their respective directors, executive officers, certain members of management and their employees may be considered participants in this solicitation of proxies from their stockholders in connection with the proposed transaction. This will be described further in the joint proxy/prospectus, when it is filed.

This concludes today's conference call. Thank you.

Transaction Notes
The completion of the merger is conditioned upon registration of the shares issued to Vertro stockholders on a Registration Statement on Form S-4, approval from stockholders of Vertro and Inuvo, approval of the listing of the shares to be issued on the NYSE Amex, execution of a new credit agreement for the combined company and other customary closing conditions. As a result, the merger may not be consummated. The two companies' respective stockholders are expected to vote on the merger agreement and the merger, among other things, at stockholder meetings expected to be held in the fourth quarter of 2011 or the first quarter of 2012. America's Growth Capital has served as financial advisor to Vertro, and Craig-Hallum Capital Group, LLC has served as financial advisor to Inuvo.

Important Information for Investors and Stockholders
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger transaction between Inuvo and Vertro will be submitted to the respective stockholders of Vertro and Inuvo for their consideration. Inuvo will file with the Securities and Exchange Commission ("SEC") a registration statement on Form S-4 that will include a joint proxy statement of Inuvo and Vertro that also constitutes a prospectus of Inuvo. Inuvo and Vertro will mail the joint proxy statement/prospectus to their respective stockholders. Inuvo and Vertro also plan to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF VERTRO AND INUVO ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and stockholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents containing important information about Inuvo and Vertro, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Inuvo and Vertro make available free of charge at www.inuvo.com and www.vertro.com, respectively (in the "Investors - Filings" and "Financial Information - SEC Filings" sections, respectively), copies of materials they file with, or furnish to, the SEC, or investors and stockholders may contact Inuvo at (727) 324-0211 or Vertro at (646) 253-0606 to receive copies of such documents.

Participants in the Merger Solicitation
Inuvo, Vertro, and certain of their respective directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Vertro and Inuvo in connection with the proposed transaction. Information about the directors and executive officers of Inuvo is set forth in its proxy statement for its 2011 annual meeting of stockholders, which was filed with the SEC on May 2, 2011. Information about the directors and executive officers of Vertro is set forth in its proxy statement for its 2011 annual meeting of stockholders, which was filed with the SEC on April 29, 2011. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.